Exhibit 10.1

Phone: 714/444-5151

Fax: 714/784-4231

John.mongelluzzo@mscsoftware.com

April 7, 2009

Ms. Ashfaq Munshi

26450 Ascension Drive

Los Altos Hills, CA 94022

Re:	Employment Agreement

Dear Ash:

This letter agreement (this “agreement”) confirms the terms of your employment, as approved by the Board of Directors (the “Board”) of MSC.Software Corporation (the “Company”), as interim Chief Executive Officer and President of the Company. The term of this agreement commenced on March 10, 2009 and will end on June 30, 2009 (the “Term”), provided that the Term will be automatically renewed for one additional month on June 30, 2009 and on the last day of each month thereafter unless either party gives notice to the other that the Term will terminate, any such termination to be effective at the end of the calendar month in which such notice is given.

You will receive a salary at an annualized rate of $400,000 while you are employed by the Company. You will also be eligible for a bonus while you are employed by the Company up to a maximum amount of 100% of your base salary for the corresponding period of time, with the amount of any such bonus to be determined by the Compensation Committee of the Board in its sole discretion. It is expected that your bonus will be determined once the Term ends.

In addition, the Company has granted you 44,843 restricted stock units (subject to customary adjustments for any stock splits, reverse stock splits, stock dividends or any similar changes in capitalization that may occur) under the Company’s 2006 Performance Incentive Plan and subject to the terms and conditions of the applicable restricted stock unit award agreement. These restricted stock units will vest on the first anniversary of the grant date, subject to your continued employment with the Company and/or service on the Board through the vesting date. On vesting, the restricted stock units will be payable on a one-for-one basis in shares of Company common stock.

While you are employed by the Company, you will be entitled to participate in the Company’s employee benefit programs on the same basis as other senior executives of the Company. If your employment with the Company terminates prior to March 10, 2010, the Company will (1) either pay or reimburse you for your COBRA premiums to continue through March 10, 2010 the same or reasonably equivalent medical coverage for you (and, if applicable, your eligible dependents), and (2) provide for your continued supplemental medical benefit coverage under

2 MacArthur Place, Santa Ana, California 92707

Ashfaq A. Munshi

April 7, 2009

Page Two

the Company’s executive medical benefit program, in each case as such coverage is in effect immediately prior to the date on which your employment terminates, and provided that the Company’s obligation to provide such benefits shall terminate if you cease to serve on the Board for any reason prior to March 10, 2010.

While you are employed by the Company, the Company expects that you will regularly be present in the Company’s Orange County, California offices each week. Accordingly, while you are employed by the Company, the Company will provide or reimburse you for reasonable temporary housing in Orange County, California, will provide or reimburse you for a rental car, and will reimburse you for your reasonable and customary travel expenses to return to your home in Northern California each weekend.

All payments and benefits contemplated by this agreement will be subject to all applicable withholdings and other authorized deductions. Your base salary will be paid in regular installments (not less frequently than monthly) in accordance with the Company’s normal payroll procedures. Any reimbursements pursuant to the foregoing provisions of this agreement shall be made in accordance with the Company’s reimbursement policies, practices and procedures in effect from time to time and shall be paid as soon as reasonably practicable and in all events not later than the end of the calendar year following the year in which the related expense was incurred. Your rights to reimbursement hereunder are not subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement in one calendar year shall not affect the amount of expenses eligible for reimbursement in any other year.

Your employment with the Company is entirely voluntary for both parties and either you or the Company may terminate the employment relationship at any time for any reason (or for no reason at all). In the event that your employment is terminated by the Company before the end of the Term as in effect on the date of such termination (with no further extension of the Term after the date of such termination), you will be entitled to continued payment of your base salary through the last day of such Term and will remain eligible for the discretionary bonus referred to above.

Concurrently with entering into this agreement, you will execute the Company’s current form of Employee Confidentiality and Inventions Agreement.

This agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution. This agreement shall inure to the benefit of and be enforceable by your legal representatives. This agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Without limiting the generality of the preceding sentence, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this agreement, “Company” shall mean the Company as defined above and any successor or assignee, as applicable, which assumes and degrees to perform this agreement by operation of law or otherwise.

2 MacArthur Place, Santa Ana, California 92707

Ashfaq A. Munshi

April 7, 2009

Page Three

The validity, interpretation, construction and performance of this agreement shall be governed by the laws of the State of California without regard to the conflicts of laws principles thereof.

No provision of this agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the party against whom such modification, waiver or discharge is sought to be enforced. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This agreement (along with the documents referred to herein) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements of the parties with respect to such subject matter. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this agreement (or the documents referred to herein).

This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

If this agreement accurately reflects our understanding regarding these matters, please indicate your acceptance by signing this agreement below and returning it to me. A duplicate copy of this agreement is included for your records.

MSC.Software Corporation

By:	/s/ John A. Mongelluzzo
Print Name:	John A. Mongelluzzo
Title:	Executive Vice President, Business Administration Legal Affairs and Secretary

Accepted and Agreed:

/s/ Ashfaq A. Munshi
Ashfaq A. Munshi

Date: 4/9/09

2 MacArthur Place, Santa Ana, California 92707